EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-      ) pertaining to the 1996 Stock Plan and the 1999 Employee Stock Purchase Plan of Foundry Networks, Inc. of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of Foundry Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Foundry Networks, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Foundry Networks, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
April 22, 2005